Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 8, 2007 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended March 31, 2007.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FIRST QUARTER EARNINGS RELEASE
(UNAUDITED)

	Thirteen Weeks Ended
	March 31, 2007	April 1, 2006

Sales (a)	$120,430,000	$118,053,000
Operating income	9,626,000	8,426,000
Interest, dividend and other income (expense), net	579,000	389,000
Income before income taxes	10,205,000	8,815,000
Income tax provision	3,739,000	3,592,000
Net income	$6,466,000	$5,223,000
Basic and diluted net income per common share (b)	$2.05	$1.59
Basic and diluted weighted average common shares outstanding (b)	3,161,098	3,280,436

(a)                Total and same store sales increased 2.0% for the first quarter of 2007 compared to the same period of the prior year.  The first quarter of 2007 included Passover sales which occurred in the second quarter of 2006 contributing partially to the year over year sales increase.

(b)               During the first quarter of 2006, the Company purchased 149,573 shares of Class A Common Stock in unsolicited private transactions with unrelated parties for an aggregate purchase price of approximately $12,481,000.  As a result of these purchases and a purchase in December 2006 of 68,331 shares for approximately $7,518,000, the weighted average shares outstanding of Class A Common Stock used in computing net income per common share was 3,161,098 during the first quarter of 2007 compared to 3,280,436 during the first quarter of 2006.  The reduction in shares outstanding contributed to the increase in net income per common share on a comparative basis.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950